EXHIBIT 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statements of Nighthawk Biosciences, Inc. on Form S-1 (No. 333-224039 and No. 333-234105), Form S-3 (No. 333-214868, No. 333-237808, No. 333-251255, No. 333-251256, and No 333-257051) and Form S-8 (No. 333-193453, No. 333-196763, No. 333-207108, No. 333-213133, No. 333-219238, No. 333-227699, No. 333-233352, No. 333-237137, No. 333-249466, and 333-260120) of our report dated October 4, 2021, on our audit of the financial statements of Elusys Therapeutics, Inc. as of December 31, 2020 and 2019 and for each of the years then ended, which report is included in this Current report on Form 8-K/A.

/s/ EisnerAmper LLP

EISNERAMPER LLP

Iselin, New Jersey

June 6, 2022